Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Edward F. Lange, Jr. EVP, Chief Financial Officer BRE Properties, Inc. 415.445.6559	Media Contact:	Tom Mierzwinski VP, Corporate Communications BRE Properties, Inc. 415.445.6525

BRE PROPERTIES PRICES $75 MILLION

OF SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK

SAN FRANCISCO (December 1, 2004) – BRE PROPERTIES, INC., (NYSE:BRE) today announced the pricing of three million shares of 6.75% Series D Cumulative Redeemable Preferred Stock at a public offering price of $25 per share, plus accrued dividends, if any, from December 9, 2004. The offering is expected to close on December 9, 2004

BRE offered all the shares of Series D Preferred Stock under its existing shelf registration statement filed with the Securities and Exchange Commission. Morgan Stanley & Co. Incorporated and Wachovia Capital Markets, LLC acted as joint lead managers, with A.G. Edwards & Sons, Inc. and UBS Securities LLC acting as co-managers. Copies of the prospectus supplement can be obtained from: Morgan Stanley & Co Incorporated, Prospectus Department, 1585 Broadway, New York, NY 10036, phone 212.761.8570.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About BRE Properties

BRE Properties—a real estate investment trust—develops, acquires and manages apartment communities convenient to its Residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 88 apartment communities totaling 24,452 units in California, Arizona, Washington, Utah and Colorado. The company currently has eight other properties in various stages of development and construction, totaling 2,051 units, and joint venture interests in two additional apartment communities, totaling 488 units.

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BRE Properties, Inc. • 44 Montgomery Street, 36th Floor • San Francisco, CA 94104 • Fax: 415.445.6505 • www.breproperties.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements including the expected closing date of the offering, and is based on the company’s current expectations and judgment. Actual results could vary materially depending on risks and uncertainties inherent to general and local real estate conditions, competitive factors specific to markets in which BRE operates, legislative or other regulatory decisions, future interest rate levels or capital markets conditions. The company assumes no liability to update this information. For more details, please refer to the company’s SEC filings, including its most recent Annual Report on Form 10-K.

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BRE Properties, Inc. • 44 Montgomery Street, 36th Floor • San Francisco, CA 94104 • Fax: 415.445.6505 • www.breproperties.com